Press Release

CONTACTS:
Tom Liguori	Annie Leschin
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
tom.liguori@aei.com	ir@aei.com

Advanced Energy Announces Appointment of New Chairman

FORT COLLINS, Colo., Feb. 8, 2016-Advanced Energy Industries, Inc. (Nasdaq:AEIS), a leader in precision power conversion, today announced that Terry Hudgens has decided to retire and not stand for re-election to the board at the 2016 annual meeting of shareholders scheduled for May 5, 2016. Mr. Hudgens will serve the remainder of his term as a director until the 2016 annual meeting of shareholders. The board has appointed Grant Beard as the new chairman of the board. Mr. Beard has been a director of the company since 2014 and is the chair of the board’s nominating & governance committee.

"On behalf of the entire company, we extend our sincere appreciation to Terry for his leadership, dedication and contributions as chairman and board member at Advanced Energy, and we wish him well in his retirement," said Yuval Wasserman, president, chief executive officer, and director. "We look forward to Grant’s leadership as the board chairman, and believe his extensive background in the industrial markets will continue to provide us with keen insights as we execute our strategy.”

"It has been a privilege to be part of the Advanced Energy team, and I believe that with Grant Beard as chairman, and Yuval as president and CEO, the company has excellent leaders during this exciting time," said Mr. Hudgens.

About Advanced Energy
Advanced Energy (Nasdaq:AEIS) is a global leader in innovative power and control technologies for high-growth, precision power conversion solutions. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.